Filed Pursuant to Rule 424(b)(3)
File No. 333-141095

ICAGEN, INC.

Prospectus Supplement No. 1 dated June 2, 2008

to the Prospectus Dated May 1, 2007

The information in this prospectus supplement concerning the selling stockholders amends certain information in the prospectus set forth under the caption “Selling Stockholders”.

The sole purpose of this prospectus supplement is to modify the “Selling Stockholders” section to reflect (i) the reallocation of shares of our common stock and a warrant to purchase shares of our common stock by C.E. Unterberg Towbin 401K Pft Sharing Plan FBO Andrew Arno, which is listed as a selling stockholder in the prospectus, to NFS/FMTC Rollover IRA FBO Andrew Arno, (ii) the reallocation of a warrant to purchase shares of our common stock by C.E. Unterberg Towbin 401K Pft Sharing Plan FBO Robert Matluck, which is listed as a selling stockholder in the prospectus, to NFS/FMTC IRA FBO Robert Matluck, (iii) the addition of NFS/FMTC Rollover IRA FBO Andrew Arno and NFS/FMTC IRA FBO Robert Matluck as selling stockholders to replace C.E. Unterberg Towbin 401K Pft Sharing Plan FBO Andrew Arno and C.E. Unterberg Towbin 401K Pft Sharing Plan FBO Robert Matluck, respectively, (iv) the transfer of a portion of the shares of our common stock and warrants to purchase shares of our common stock held by QVT Fund LP, which is listed as a selling stockholder in the prospectus, by QVT Fund LP to one of its affiliates, Quintessence Fund L.P., and (v) the addition of Quintessence Fund L.P. as a selling stockholder.

This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information herein modifies or supersedes the information contained in the prospectus. Except as amended by this prospectus supplement, the “Selling Stockholders” section of the prospectus is not otherwise affected by this prospectus supplement.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The information in the table below is presented as of June 2, 2008 and supersedes in its entirety the information with respect to C.E. Unterberg Towbin 401K Pft Sharing Plan FBO Andrew Arno, C.E. Unterberg Towbin 401K Pft Sharing Plan FBO Robert Matluck and QVT Fund LP in the table appearing under the heading “Selling Stockholders” in the prospectus, including the information on beneficial ownership set forth in footnotes (9), (10) and (23) to such table. We are not updating any information with respect to any other selling stockholder set forth in the prospectus.

Name of Selling Stockholder (1)	Shares of Common Stock Beneficially Owned Prior To Offering**			Number of Shares of Common Stock Being Offered	Shares of Common Stock To Be Beneficially Owned After Offering (2)**
	Number		Percentage		Number	Percentage
NFS/FMTC Rollover IRA FBO Andrew Arno (3)	23,704	(9)	*	23,704	—	—
NFS/FMTC IRA FBO Robert Matluck (3)	23,704	(10)	*	23,704	—	—
QVT Fund LP	1,917,201	(23)	4.1%	1,917,201	—	—
Quintessence Fund L.P.	541,489	(38)	1.2%	216,248	325,241	*

*	Less than one percent

**	The amounts and percentages are based on 46,826,342 shares of common stock outstanding as of April 30, 2008.

(9)	Includes 6,145 shares of common stock issuable upon the exercise of warrants. Andrew Arno has the power to vote and direct the disposition of the securities.

(10)	Includes 6,145 shares of common stock issuable upon the exercise of warrants. Robert Matluck has the power to vote and direct the disposition of the securities.

(23)	Includes 497,052 shares of common stock issuable upon the exercise of warrants. Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the securities held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is general partner of QVT Fund LP and may be deemed to beneficially own the securities. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Arthur Chu, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Arthur Chu, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the securities held by QVT Fund LP. QVT Associates GP LLC disclaims beneficial ownership of the securities held by QVT Fund LP, except to the extent of its pecuniary interest therein.

(38)	Includes 56,064 shares of common stock issuable upon the exercise of warrants. Management of Quintessence Fund L.P. is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for Quintessence Fund L.P. and shares voting and investment control over the securities held by Quintessence Fund L.P. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is general partner of Quintessence Fund L.P. and may be deemed to beneficially own the securities. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Arthur Chu, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Arthur Chu, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the securities held by Quintessence Fund L.P. QVT Associates GP LLC disclaims beneficial ownership of the securities held by Quintessence Fund L.P., except to the extent of its pecuniary interest therein.